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                                                                      EXHIBIT 10

                             SHAREHOLDER AGREEMENT

          AGREEMENT, dated as of May 22, 2000 between Koninklijke Philips Electronics N.V., a corporation organized under the laws of The Netherlands ("Purchaser") and the beneficial owner ("Shareholder") of Shares of MedQuist
  ---------                              -----------
Inc., a New Jersey corporation (the "Company").
                                     -------

          WHEREAS, in order to induce Purchaser to enter into the Tender Offer Agreement, dated as of the date hereof, with the Company (the "Tender Offer
                                                               ------------
Agreement"), Purchaser has requested Shareholder, and Shareholder has agreed, to
---------
enter into this Agreement and an employment agreement with the Company, dated of even date herewith, to become effective upon Purchaser's payment for Shares pursuant to the terms of the Offer (the "Employment Agreement");
                                         --------------------

          WHEREAS, to induce the Company to enter into the Tender Offer Agreement, the Company has requested, and Purchaser has agreed, to enter into a Governance Agreement and a License Agreement, each to become effective upon Purchaser's payment for Shares pursuant to the terms of the Offer;

          WHEREAS, Shareholder and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

          WHEREAS, capitalized terms used herein but not defined herein shall have the respective meanings ascribed to such terms in the Tender Offer Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:

                                   ARTICLE I

                       RESTRICTION ON TRANSFER; PURCHASE
                        AND SALE OF SHAREHOLDER'S SHARES

          SECTION 1.1    Restrictions on Transfer.
                         ------------------------

          (a) Shareholder hereby agrees that, except as contemplated by Section 1.1(b) and Section 1.3 hereof (and provided that nothing herein shall prevent Shareholder from exercising any option for Shares held by Shareholder), during the period beginning on the date hereof and continuing to and including the date two years after the date hereof, the
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undersigned will not offer, sell, contract to sell, tender for sale, enter into a repurchase contract with respect to, lend, pledge, assign, hypothecate, encumber, dispose of, grant any right (including without limitation, any put or call option) to purchase, make any short sale or otherwise dispose of (i) any Shares, or any options or warrants to purchase any Shares, or any securities convertible into, exchangeable for or that represent the right to receive Shares, owned on the date hereof, (ii) any Shares issued upon the exercise of options or warrants to purchase any Shares referred to in the preceding clause
(i), (iii) any options to purchase any Shares issued in accordance with the option grant contemplated by the Employment Agreement or (iv) any Shares issued upon the exercise of the options to purchase Shares referred to in the preceding clause (iii), in each case, owned directly by the undersigned or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the "Shareholder's Shares"). Without limiting the
                              --------------------
generality of the foregoing, it is expressly agreed that Shareholder shall not engage in any derivative, hedging, swap or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of, or reduction of economic risk with respect to, the Shareholder's Shares even if such Shares would be disposed of by someone other than the Shareholder.

          (b) Notwithstanding the foregoing restrictions contained in subsection
(a) above, Shareholder may (x) transfer any of Shareholder's Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of Purchaser or (y) take any of the actions that would otherwise be prohibited by subsection (a) above with respect to or in respect of zero Shares (which number of Shares includes, and is not in addition to, the Purchased Shares (as defined in Section 1.3)). For purposes of this Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

          SECTION 1.2    Voting.
                         ------

          Shareholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called, or in any written consent in lieu

                                      -2-
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thereof, Shareholder shall, or shall cause the record holder(s) of Shareholder's
Shares to (i) vote Shareholder's Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Tender Offer Agreement; and (ii) vote Shareholder's Shares against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Offer, including, but not limited to: (A) any acquisition agreement or other similar agreement related to an Acquisition Proposal, (B) any change in the Company's management or the Company Board, except as otherwise agreed to in writing by Purchaser or (C) any other material change in the Company's corporate structure or business.

          SECTION 1.3   Purchase and Sale of Shares by Purchaser. Subject to the
                        ----------------------------------------
terms of this Agreement, promptly following expiration of the Offer (and in no event later than five (5) business days thereafter), and provided that Purchaser shall have accepted for payment and paid for Shares pursuant to the terms of the Offer, Shareholder shall sell to Purchaser, and Purchaser shall purchase from Shareholder, 74,570 Shares (the "Purchased Shares") at a price equal to the
                                 ----------------
price to be paid per Share in the Offer (the aggregate amount to be paid for the Shares being the "Purchase Price"). The closing of the transaction constituting
                  --------------
the sale and purchase of the Shares shall take place at such location, time and date as Purchaser and Shareholder shall mutually agree (the "Closing"). At the
                                                             -------
Closing, (i) Purchaser shall pay Shareholder the Purchase Price in immediately available funds by wire transfer to a bank account designated by Shareholder and
(ii) Shareholder shall deliver to Purchaser (A) certificates representing the Purchased Shares, duly endorsed in blank for transfer or accompanied by duly executed blank stock powers together will all necessary stock transfer stamps affixed thereto, and such instruments as shall reasonably be required by Purchaser to transfer to Purchaser all right, title and interest in the Shares, free and clear of any liens or encumbrances and (B) such other documents and instruments as may be reasonably requested by Purchaser.

          SECTION 1.4   Expiration.  Except as provided in Section 5.12, this
                        ----------
Agreement and all of Shareholder's obligations hereunder shall terminate concurrent with the earlier of (a) the termination of the Tender Offer
Agreement in accordance with its terms and (b) the occurrence of any of the conditions that result in a revocation of the Waiver (as such term is defined in Section 5(b) of the Employment Agreement).

                                      -3-
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                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

          SECTION 2.1   Valid Title; Absence of Liens.  Shareholder is the sole,
                        -----------------------------
true, lawful and beneficial owner of Shareholder's Shares. Shareholder owns the Purchased Shares free and clear of any liens or encumbrances of any kind and there is no restriction on Shareholder's ability, power or right to transfer or dispose of the Purchased Shares. Upon delivery of the certificate or certificates for the Purchased Shares at the Closing, Purchaser will acquire valid title to the Purchased Shares free and clear of any encumbrances or liens of any kind other than restrictions imposed by applicable securities laws

          SECTION 2.2   Authority; Enforceability; Noncontravention.
                        -------------------------------------------

          (a) Shareholder has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person). This Agreement has been duly executed and delivered by Shareholder and constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b) The execution and delivery of this Agreement by Shareholder does not, and the consummation by Shareholder of the transactions contemplated by this Agreement and compliance by Shareholder with the provisions of this Agreement will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or result in the creation of any lien or encumbrance upon the Purchased Shares under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on Shareholder. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, is required by or with respect to Shareholder in connection with

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the execution and delivery of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated by this Agreement, except for applicable requirements, if any, of (a) Sections 13 and 16 of the Exchange Act and the rules and regulations thereunder and (b) the HSR Act.

          SECTION 2.3   Total Shares.  Schedule 2.3 sets forth (i) a true and
                        ------------
accurate number of the number of Shares beneficially owned by Shareholder as of the date hereof, and (ii) a true and complete list of all options held by Shareholder as of the date hereof and the number, exercise price, vesting date and expiration date of each option.

          SECTION 2.4   Proxy.  Shareholder represents that any proxy heretofore
                        -----
given with respect to the Shareholder's Shares is not irrevocable.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          SECTION 3.1   Corporate Power and Authority; Enforceability.
                        ---------------------------------------------
Purchaser has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.
The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          SECTION 3.2   Investment Intent; Financing.  Purchaser is acquiring
                        ----------------------------
the Purchased Shares for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of the Purchased Shares. Purchaser is an "accredited investor" within the meaning of Regulation D of the Securities Act. Purchaser has and will have at the Closing the funds necessary to pay the Purchase Price.

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                                   ARTICLE IV

                            COVENANTS OF SHAREHOLDER

          SECTION 4.1   Covenants of Shareholder.  For so long as the Agreement
                        ------------------------
is in effect, Shareholder agrees as follows:

          (a) Shareholder shall not, except as contemplated by the terms of this Agreement, knowingly take any action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the purchase of the Purchased Shares.

          (b) Shareholder will not, except as contemplated by the terms of this Agreement, (a) knowingly take, agree or commit to take any action that would make any representation or warranty of Shareholder hereunder inaccurate in any respect as of any time prior to the termination of this Agreement or (b) knowingly omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

                                   ARTICLE V

                                 MISCELLANEOUS

          SECTION 5.1   Expenses.  All costs and expenses incurred by any party
                        --------
in connection with this Agreement shall be paid by the party incurring such cost or expense (it being understood that Shareholder's costs and expenses incurred in connection with this Agreement may be paid for by the Company).

          SECTION 5.2   Specific Performance.  Shareholder agrees that
                        --------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal courts of the United States of America located in the State of New Jersey, this being in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 5.3   Notices.  All notices, requests, claims, demands and
                        -------
other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by telecopy (with copies by overnight courier) to Purchaser at its

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address set forth in the Tender Offer Agreement or Shareholder at the address for the Company set forth in the Tender Offer Agreement or to such other address as such party may have furnished to the other parties in writing in accordance herewith.

          SECTION 5.4   Amendments.  This Agreement may not be modified,
                        ----------
amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          SECTION 5.5   Successors and Assigns.  Neither this Agreement nor any
                        ----------------------
of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of Purchaser (it being understood that no such assignment shall relieve Purchaser of its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns. Shareholder agrees that this Agreement and the obligations of Shareholder hereunder shall attach to Shareholder's Shares and shall be binding upon and inure to the benefit of any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including Shareholder's heirs, guardians, administrators or successors.

          SECTION 5.6   (a)  Governing Law and Venue; Waiver of Jury Trial.
                             ---------------------------------------------
This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New Jersey applicable to contracts wholly made and performed in such state. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America located in the State of New Jersey solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that

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all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey Federal court. The parties hereby consent to and grant such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
Section 5.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6.

          SECTION 5.7   Counterparts; Effectiveness.  This Agreement may be
                        ---------------------------
signed (including by facsimile) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

          SECTION 5.8   Stop Transfer Restriction.  In furtherance of this
                        -------------------------
Agreement, Shareholder hereby authorizes Purchaser's counsel to notify the Company's transfer agent that there is a stop transfer restriction with respect to all of Shareholder's Shares (and that this Agreement places limits on the voting and transfer of such shares).

          SECTION 5.9   Entire Agreement; No Third-Party Beneficiaries.  This
                        ----------------------------------------------
Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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          SECTION 5.10  Shareholder Capacity.  By executing and delivering this
                        --------------------
Agreement, Shareholder makes no agreement or understanding herein in his capacity as a director or officer of the Company or any subsidiary of the Company. Shareholder signs solely in his capacity as the beneficial owner of Shareholder's Shares and nothing herein shall limit or affect any actions taken by Shareholder in his capacity as an officer or director of the Company or any subsidiary of the Company.

          SECTION 5.11  Severability.  If any term or other provision of this
                        ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          SECTION 5.12  Survival.  Sections 1.4 (Expiration), 5.1 (Expenses),
                        --------
5.2 (Specific Performance), 5.3 (Notices), 5.5 (Successors and Assigns), 5.6 (Governing Law), 5.9 (Entire Agreement; No Third-Party Beneficiaries), 5.11 (Severability) and this Section 5.12 shall survive expiration of this Agreement. All other representations, warranties, agreement and covenants in this Agreement shall not survive the termination of this Agreement.

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          The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   KONINKLIJKE PHILIPS ELECTRONICS N.V.

                                   By:     /s/ A. BAAN
                                      _____________________

                                   Name:  A. BAAN

                                   Title: Executive Vice President Royal Philips
                                          Electronics



                                   By:  /s/ J.H.M. HOMMEN
                                      ______________________

                                   Name:  J.H.M. HOMMEN

                                   Title: Executive Vice President Royal Philips
                                          Electronics


                                   SHAREHOLDER

                                   By: /s/ RONALD SCARPONE
                                      ______________________

                                   Name:  RONALD SCARPONE

                                   Title: SVP

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